Exhibit 4.1
AMENDMENT TO INVESTOR RIGHTS AGREEMENT
This AMENDMENT to Investor Rights Agreement (this “Amendment”), dated as of [●], 2021, is entered into by and between R1 RCM Inc., a Delaware corporation (the “Company”), and TCP-ASC ACHI Series LLLP, a Delaware limited liability limited partnership (the “Investor”).
W I T N E S S E T H:
WHEREAS, reference is made to that certain Investor Rights Agreement, dated as of February 16, 2016 (the “Agreement”), by and among the Company, the Investor and, solely for purposes of Section 4, Section 6 and Section 11 thereof, certain Investor Affiliates; and
WHEREAS, on January 5, 2021, the Company and the Investor entered into a Preferred Stock Agreement (the “Preferred Stock Agreement”) pursuant to which the Investor agreed to convert all of its Current Shares (as defined in the Preferred Stock Agreement) into shares of Common Stock, par value $0.01 per share, of the Company, on the terms and subject to the conditions set forth in the Preferred Stock Agreement; and
WHEREAS, it is a condition precedent to the closing of the transactions contemplated by the Preferred Stock Agreement that the Company and the Investor enter into this Amendment, and
WHEREAS, Section 11.8 of the Agreement permits the Investor and the Company to amend the Agreement; and
WHEREAS, the parties hereto desire to amend the Agreement as provided herein.
NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS

Section 1.01.    Definitions. Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Agreement.

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ARTICLE 2
AMENDMENTS TO AGREEMENT
Section 2.01.    Amendments to Definition of Ownership Percentage. The definition of “Ownership Percentage” in Section 1 of the Agreement is hereby amended by replacing the words “(x) the aggregate number of shares of Common Stock issued to the Investor pursuant to the Purchase Agreement” with the words “(x) the aggregate number of shares of Common Stock issued to the Investor pursuant to the Preferred Stock Agreement, between the Company and the Investor, dated January 5, 2021 (the “Preferred Stock Agreement”)”.
Section 2.02.    Amendments to Definition of Ownership Threshold. The definition of “Ownership Threshold” in Section 1 of the Agreement is hereby amended by replacing the words “(x) 75% of the Preferred Shares issued to the Investor on the date hereof or shares of Common Stock into which they have been converted or” with the words “(x) 75% of the Preferred Shares issued to the Investor on the date hereof or shares of Common Stock into which the Preferred Shares have been converted, for which the Preferred Shares have been exchanged, or that otherwise have been issued in respect of the Preferred Shares, including pursuant to the Preferred Stock Agreement”.
Section 2.03.    Amendments to Section 2.4(a)(i) of the Agreement. Section 2.4(a)(i) of the Agreement is hereby amended and restated in its entirety as follows:
(i)    the amendment or modification of the Company’s Certificate of Incorporation or Bylaws in any manner that adversely impacts the rights of holders of Common Stock;
Section 2.04.    Amendments to Section 2.4(a)(ii) of the Agreement. Section 2.4(a)(ii) of the Agreement is hereby amended and restated in its entirety as follows:
(ii)    [Reserved.]
Section 2.05.    Amendments to Section 2.4(a)(iii) of the Agreement. Section 2.4(a)(iii) of the Agreement is hereby amended and restated in its entirety as follows:
(iii)    [Reserved.]
Section 2.06.    Amendments to Section 2.4(a)(iv) of the Agreement. Section 2.4(a)(iv) of the Agreement is hereby be amended and restated in its entirety as follows:
(iv)    the creation, authorization or issuance of any equity securities of the Company or any of its Subsidiaries in any manner that adversely impacts the rights of holders of Common Stock;

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Section 2.07.    Amendments to Section 2.4(a)(vi) of the Agreement. Section 2.4(a)(vi) of the Agreement is hereby amended and restated in its entirety as follows:
(vi)    the incurrence of any Indebtedness in excess of $100.0 million in the aggregate during any fiscal year (other than refinancings of existing Indebtedness);
Section 2.08.    Amendments to Section 2.4(a)(viii) of the Agreement. Section 2.4(a)(viii) of the Agreement is hereby amended and restated in its entirety as follows:
(viii)    the acquisition of any assets or properties (in one or more related transactions) for cash or otherwise for an amount in excess of $100.0 million in the aggregate during any fiscal year (other than acquisitions of inventory and equipment in the ordinary course of business);
Section 2.09.    Amendments to Section 2.4(a)(ix) of the Agreement. Section 2.4(a)(ix) of the Agreement is hereby amended and restated in its entirety as follows:
(ix)    capital expenditures in excess of $25.0 million individually (or in the aggregate if related to an integrated program of activities) or in excess of $25.0 million in the aggregate during any fiscal year;
Section 2.10.    Amendments to Section 2.4(a)(xiii) of the Agreement. Section 2.4(a)(xiii) of the Agreement is hereby amended and restated in its entirety as follows:
(xiii)    making, or permitting any Subsidiary to make, loans to, investments in, or purchasing, or permitting any Subsidiary to purchase, any stock or other securities in another corporation, joint venture, partnership or other entity in excess of $25.0 million in the aggregate during any fiscal year.
Section 2.11.    Continuing Effect; No Other Waivers or Amendments. Except as expressly modified by this Amendment, the Agreement and all the covenants, agreements, terms, provisions and conditions thereof remain unchanged and in full force and effect.
Section 2.12.    Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.
Section 2.13.    Miscellaneous. The provisions of Article XI of the Agreement shall apply to this Amendment mutatis mutandis.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Investor Rights Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

R1 RCM INC.

By: _____________________
Name:
Title:

TCP-ASCH ACHI SERIES LLLP
By: TCP-ASC GP, LLC, its General Partner

By: _____________________
Name: Glenn F. Miller
Title: Vice President

[Signature Page to Amendment]
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